Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD REPORTS FIRST QUARTER 2019 RESULTS

Newport Beach, CA – May 7, 2019 – American Vanguard Corporation (NYSE:AVD), today announced financial results for the quarter ended March 31, 2019.

Financial Highlights Fiscal 2019 First Quarter – versus Fiscal 2018 First Quarter

•	Net sales of $99.7 million in 2019, compared with $104.1 million in 2018

•	Net income of $3.9 million in 2019, compared with $4.7 million in 2018

•	Earnings per diluted share of $0.13 in 2019, compared with $0.16 in 2018

•	EBITDA[1] of $12.6 million in 2019, compared with $13.3 million in 2018

Eric Wintemute, Chairman and CEO of American Vanguard commented, “Thanks to international diversification, our overall top-line performance for this year’s first quarter was moderately below that of last year’s first quarter notwithstanding widespread unfavorable weather in the North American region. While rain and cold slowed procurement activity in many domestic regions, our international business grew by 9% year-over-year. Further, driven by strong manufacturing performance and an optimal product mix, our overall gross margin grew to 42% from 39% as compared to first quarter of 2018. Over the course of the year, we expect to recover most of the domestic sales that were lost during the quarter. In fact, we forecast overall net sales for 2019 to be between $510 million and $530 million, which is above the range that we had previously forecast.”

[1]

Earnings before interest, taxes, depreciation and amortization. EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), operating income (loss) or any other financial measure so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The items excluded from EBITDA are detailed in the reconciliation attached to this news release. Other companies (including the Company’s competitors) may define EBITDA differently. The Company believes that the use of EBITDA is useful to investors in that it is one of the primary bases upon which borrowing capacity is calculated under the Company’s senior credit facility, it gives investors a sense of the Company’s financial conditions and results of operation without giving effect to the cost of increased acquisition activity and it is commonly used by investors and others as a basis for supporting overall business valuations. Nevertheless, investors should not consider EBITDA in isolation or a substitute for analysis of the Company’s results as reported in accordance with GAAP.

Mr. Wintemute continued, “Over the coming quarters, we will focus on strengthening our balance sheet by reducing inventory to a target of $145 million, generating cash from increased sales, managing operating expenses, maintaining factory efficiency and reducing debt to $100 million or less. We look forward to giving greater detail on our quarterly performance during the earnings call. Further, we will be reporting on our five-year outlook and the expected financial performance of our SIMPAS technology during the annual shareholders’ meeting this June.”

Conference Call

Eric Wintemute, Chairman & CEO, Bob Trogele EVP & COO and David T. Johnson, VP & CFO, will conduct a conference call focusing on the financial results at 4:10 pm ET / 1:10 pm PT on Tuesday, May 7, 2019. Interested parties may participate in the call by dialing (201) 493-6744 – please dial in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call. The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

ASSETS

	March 31, 2019	December 31, 2018
Current assets:
Cash and cash equivalents	$6,657	$6,168
Receivables:
Trade, net of allowance for doubtful accounts of $2,297 and $1,263, respectively	119,153	123,320
Other	12,493	10,709

Total receivables, net	131,646	134,029
Inventories	189,499	159,895
Prepaid expenses	12,746	10,096

Total current assets	340,548	310,188
Property, plant and equipment, net	51,379	49,252
Operating lease right-of-use assets	10,293	—
Intangible assets, net of applicable amortization	197,063	186,583
Goodwill	39,159	25,790
Other assets	23,983	21,774

Total assets	$662,425	$593,587

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of other liabilities	$3,076	$1,609
Accounts payable	77,543	66,535
Deferred revenue	4,159	20,043
Accrued program costs	39,740	37,349
Accrued expenses and other payables	14,076	15,962
Operating lease liabilities, current	4,156	—
Income taxes payable	4,780	4,030

Total current liabilities	147,530	145,528
Long-term debt, net	149,321	96,671
Operating lease liabilities, long term	6,157	—
Other liabilities, excluding current installments	11,105	6,795
Deferred income tax liabilities	19,194	15,363

Total liabilities	333,307	264,357

Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.10 par value per share; authorized 400,000 shares; none issued	—	—
Common stock, $.10 par value per share; authorized 40,000,000 shares; issued 33,194,563 shares at March 31, 2019 and 32,752,827 shares at December 31, 2018	3,320	3,276
Additional paid-in capital	84,068	83,177
Accumulated other comprehensive loss	(6,276)	(4,507)
Retained earnings	266,166	262,840
Less treasury stock at cost, 3,061,040 shares at March 31, 2019 and 2,902,992 December 31, 2018	(18,160)	(15,556)

Total stockholders’ equity	329,118	329,230

Total liabilities and stockholders’ equity	$662,425	$593,587

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the three months ended March 31
	2019	2018
Net sales	$99,676	$104,108
Cost of sales	57,974	63,057

Gross profit	41,702	41,051
Operating expenses	34,800	33,700

Operating income	6,902	7,351
Interest expense, net	1,612	837

Income before provision for income taxes and loss on equity method investments	5,290	6,514
Income tax expense	1,360	1,692

Income before loss on equity method investments	3,930	4,822
Loss from equity method investments	24	217

Net income	3,906	4,605
Loss attributable to non-controlling interest	—	50

Net income attributable to American Vanguard	$3,906	$4,655

Earnings per common share – basic	$0.13	$0.16

Earnings per common share – assuming dilution	$0.13	$0.16

Weighted average shares outstanding – basic	28,977	29,282

Weighted average shares outstanding – assuming dilution	29,579	29,972

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

ANALYSIS OF SALES

For the three months ended March 31, 2019 and 2018

(In thousands)

(Unaudited)

	For the three months ended March 31,
	2019	2018	Change	% Change
Net sales:
US crop	$50,270	$57,344	$(7,074)	-12%
US non-crop	11,267	11,892	(625)	-5%

US total	61,537	69,236	(7,699)	-11%
International	38,139	34,872	3,267	9%

Net sales:	$99,676	$104,108	$(4,432)

Gross profit:
US crop	$23,822	$25,060	$(1,238)	-4%
US non-crop	5,846	5,812	34	-16%

US total	29,668	30,872	(1,204)	-6%
International	12,034	10,179	1,855	17%

Total gross profit:	$41,702	$41,051	$651	-1%

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the three months ended March 31
	2019	2018
Cash flows from operating activities:
Net income	$3,906	$4,605
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of fixed and intangible assets	4,609	4,983
Amortization of other long term assets and debt issuance costs	1,082	1,163
Amortization of discounted liabilities	—	102
Provision for bad debts	1,034	251
Revision of deferred compensation	(1,543)	—
Stock-based compensation	1,485	1,309
Decrease in deferred income taxes	(742)	—
Operating loss from equity method investments	24	217
Changes in assets and liabilities associated with operations:
Decrease (increase) in net receivables	6,812	(9,554)
Increase in inventories	(23,763)	(19,558)
Increase in prepaid expenses and other assets	(2,724)	(562)
Decrease (increase) in income tax receivable/payable, net	750	(497)
Increase in accounts payable	4,960	9,613
Decrease in deferred revenue	(16,036)	(2,740)
Increase in accrued program costs	2,391	4,634
Decrease in other payables and accrued expenses	(2,508)	(3,201)

Net cash used in by operating activities	(20,263)	(9,235)

Cash flows from investing activities:
Capital expenditures	(3,369)	(1,553)
Acquisitions of businesses, product lines and intangible assets	(24,246)	(815)

Net cash used in investing activities	(27,615)	(2,368)

Cash flows from financing activities:
Payments under line of credit agreement	(23,400)	(23,000)
Borrowings under line of credit agreement	76,000	35,800
Net payments from the issuance of common stock (sale of stock under ESPP, exercise of stock options, and shares purchased for tax withholdings)	(550)	810
Repurchase of common stock	(2,604)	—
Payment of cash dividends	(581)	(438)

Net cash provided by financing activities	48,865	13,172

Net increase in cash and cash equivalents	987	1,569
Effect of exchange rate changes on cash and cash equivalents	(498)	112
Cash and cash equivalents at beginning of period	6,168	11,337

Cash and cash equivalents at end of period	$6,657	$13,018

Non-cash investing activities:
Deferred consideration in connection with the business acquisitions completed in January 2019:	$2,645	$—

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA

For the three months March 31, 2019 and 2018

(Unaudited)

	March 31, 2019	March 31, 2018
Net income	$3,906	$4,655
Provision for income taxes	1,360	1,692
Interest expense, net	1,612	837
Depreciation and amortization	5,691	6,146

EBITDA[2]	$12,569	$13,330

[2]

Earnings before interest, taxes, depreciation and amortization. EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), operating income (loss) or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The items excluded from EBITDA are detailed in the reconciliation attached to this news release. Other companies (including the Company’s competitors) may define EBITDA differently.